SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):     November 6, 1997


                               ECHO BAY MINES LTD.
               (Exact Name of Registrant as Specified in Charter)


           CANADA                         1-8542                    NONE
(State or Other Jurisdiction            (Commission           (I.R.S. Employer
      of Incorporation)                File Number)          Identification No.)


                   Suite 1000, 6400 S. Fiddler's Green Circle,
                         ENGLEWOOD, COLORADO 80111-4957
               (Address of principal executive offices) (Zip Code)




        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 303-714-8600

ITEM 5.  OTHER EVENTS

     Incorporated by reference herein is the text of the Company's press release dated November 4, 1997, which is attached hereto as Exhibit 99.1 and the text of the Company's press release dated November 4, 1997, which is attached hereto as
Exhibit 99.2.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (C)  EXHIBITS

          99.1 Press Release dated November 4, 1997.

          99.2 Press Release dated November 4, 1997.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ECHO BAY MINES LTD.



Dated: November 6, 1997           By  /S/ TOM S. Q. YIP
                                     ----------------------------------
                                     Tom S. Q. Yip
                                     Controller and Principal Accounting Officer

Exhibit 99.1 - Press Release dated November 4, 1997

ECHO BAY MINES                                             Contact:  Robbin Lee
Suite 1000                                                         303 714-8829
6400 S. Fiddler's Green Circle

Englewood, CO 80111-4957

www.echobay.com


FOR IMMEDIATE RELEASE

             ECHO BAY ANNOUNCES $309.8 MILLION RESTRUCTURING CHARGE

Tuesday, Nov. 4, 1997 - Echo Bay Mines Ltd. (Amex and TSE: ECO) today announced a special one-time restructuring charge of $309.8 million ($2.22 per share), following completion of a previously reported comprehensive review of the carrying values of the company's assets.

     The restructuring charge is included in the company's third quarter net loss of $327.5 million, or $2.36 per share. Before the restructuring provision, the company had a net loss from operations of $17.7 million, or $0.14 per share. (For details, see separate news release issued today.)

     The restructuring provision is a non-cash charge. It reduces the cost basis of the company's assets on the consolidated balance sheet. It also reduces the company's future gold production costs by an estimated $20-30 per ounce of gold produced over the lives of the mines, as it reduces deferred mining costs and future depreciation and amortization amounts. There is no tax effect; the amount is the same pre-tax and after-tax.

     The restructuring provision resulted from a previously reported review of the carrying values of the company's assets, including four producing gold mines and a portfolio of exploration properties, development projects and other assets, in light of current market conditions. As reported, Echo Bay initiated the asset value review in the second quarter of this year.

          Details of the non-cash charges follow:

     o $107.4 million write-down of Echo Bay's investment in Santa Elina Mines Corporation in Brazil to its current market value of $45.0 million.

     o $50.0 million write-off of Echo Bay's entire investment in the Kingking copper-gold project in the Philippines.

     o $127.0 million reduction in the carrying values of three producing mines in the United States and Canada (McCoy/Cove, Lupin and Kettle River) as a result of continuing low gold prices.

     o $25.4 million to write down certain other investments and assets to market value and to provide for estimated legal and restructuring expenses.

     The company assessed the recoverability of the carrying values of all assets in light of both short-term and long-term views of the gold price. A brief discussion of each carrying value assessment follows. The attached tables provide additional details.

     SANTA ELINA MINES CORPORATION: The market value of Echo Bay's investment in this gold exploration and development company in Brazil has dropped precipitously in the wake of the decline in value of many junior exploration companies and the plunge in world gold prices to 12-year lows. The company wrote down its investment by $107.4 million to Santa Elina's estimated market value of $45.0 million.

     KINGKING: Echo Bay took a $50.0 million charge to write off its entire investment in this copper-gold project in the Philippines. As reported, Echo Bay and its joint venture partner,

TVI Pacific Inc. (TSE: TVI), completed a feasibility study in April of this year. The study concluded that Kingking would not meet the joint venture's desired rates of return, principally due to the required payment of $67 million in order to exercise the purchase option (Echo Bay's 75% share, $50.3 million). The joint venture elected to let the option expire.

     SHARE INVESTMENTS AND OTHER: This $25.4 million charge includes $15.6 million to write down Echo Bay's portfolio of share investments in other companies, reflecting the decline in market value of many gold exploration and development companies and continued low gold prices, and $9.8 million for miscellaneous asset write-downs and estimated legal and restructuring expenses. The share investments are principally common shares of exploration-oriented companies acquired by Echo Bay as part of a global strategic-alliance strategy over a period of years. Because Echo Bay has sharply refocused its exploration strategy, most of these share investments now are non-core assets and will be disposed of. The miscellaneous asset write-down (mostly leasehold improvements related to office downsizings and closures) is $2.1 million, and the accrual for estimated legal and restructuring expenses is $7.7 million. Echo Bay implemented the final steps of a company-wide downsizing in the third quarter, reducing Denver corporate office personnel from 116 to 75 and closing a number of exploration offices around the world. The company expects a reduction of approximately $4 million in annual cash operating costs and general & administrative expenses as a result.

     THREE PRODUCING MINES: As a result of continuing low gold prices, Echo Bay reduced by a total of $127.0 million the carrying value of three gold mines - McCoy/Cove, Lupin and Kettle River. The non-cash charge reduces Echo Bay's consolidated gold production costs by an estimated $20-30 per ounce of gold produced over the lives of the mines. Approximately half of the future cost reduction, $10-15 per ounce of gold produced, is in cash operating costs (reflecting a $64.2 million reduction in deferred mining costs) and the other $10-15 reduction in non-cash depreciation and amortization expenses (reflecting a $62.8 million reduction in ore bodies, plant and equipment).

     In evaluating the carrying values of its producing gold mines, the company restricted the basis of its calculations to proven and probable ore reserves, excluding other mineralization (called "possible reserves" in Canada). For the year 1998, the company used a gold price assumption of $325 per ounce. For 1999 and thereafter, a gold price of $375 was used for undiscounted cash flow analysis (as required by Canadian generally accepted accounting principles) but this price was effectively reduced to an average of approximately $350 per ounce on a consolidated basis over the lives of the mines by application of appropriate debt charges imputed to the assets at each mine and deducted from the undiscounted cash flows.

     Echo Bay noted that the write-down puts its gold mines in a position to weather a prolonged period of low gold prices. All four mines continue to perform well, and further improvements are anticipated. The Round Mountain mine approved a new mining plan in the third quarter that increases cash flow and profitability and reduces cash operating costs. At McCoy/Cove, additional mineralization has been discovered just outside the Cove open pit that has the potential of adding to production and extending mine life. Lupin has introduced new mining and blasting methods at depth that make deeper levels economic, potentially adding 2-3 additional years at current production rates. At Kettle River, positive exploration results along extensions of two ore bodies indicate the potential is excellent to add minable ounces and additional years of mine life in 1998 and beyond.

     Echo Bay is a major gold producer with mines in Canada and the United States. The primary markets for its shares are the American and Toronto stock exchanges. Its shares are also listed on stock exchanges in Switzerland, France, Germany and Belgium.

                                    # # # # #

Two Tables Attached

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements herein that are not historical facts are forward-looking statements. They involve risks and uncertainties that could cause actual results to differ materially from targeted results. These risks and uncertainties include but are not limited to future changes in gold prices, which could render projects uneconomic; differences in ore grades, recovery rates, and tons mined from those expected; changes in mining and milling rates from currently planned rates; the results of future exploration activities and new exploration opportunities; changes in project parameters as plans continue to be refined; and other factors detailed in the company's filings with the Securities and Exchange Commission.

                                     TABLE I
                             RESTRUCTURING PROVISION


                                                              BEFORE                            AFTER
                    MILLIONS OF U.S. DOLLARS                 PROVISION       PROVISION        PROVISION
-------------------------------------------------------------------------------------------------------

NET BOOK VALUE AT SEPT. 30, 1997:

PRODUCING MINES

     Round Mountain:
         Ore body, plant & equipment                      $      110.2    $       --      $       110.2
         Deferred mining costs                                    12.2            --               12.2
                                                          ------------    ------------    -------------
              Property, plant & equipment                        122.4            --              122.4

     McCoy/Cove:
         Ore body, plant & equipment                              99.0            --               99.0
         Deferred mining costs                                    49.8            47.0              2.8
                                                          ------------    ------------    -------------
              Property, plant & equipment                        148.8            47.0            101.8

     Lupin:
         Ore body, plant & equipment                              93.6            47.8             45.8
         Deferred mining costs                                    17.2            17.2             --
                                                          ------------    ------------    -------------
              Property, plant & equipment                        110.8            65.0             45.8

     Kettle River:
         Ore body, plant & equipment                              31.6            15.0             16.6
         Deferred mining costs                                     2.5            --                2.5
                                                          ------------    ------------    -------------
              Property, plant & equipment                         34.1            15.0             19.1

              Subtotal - Producing mines                         416.1           127.0            289.1

DEVELOPMENT PROPERTIES
     Aquarius                                                     41.2            --               41.2
     Paredones Amarillos                                           8.3            --                8.3
     Kingking                                                     50.0            50.0              -
                                                          ------------    ------------    -------------
              Subtotal - Development properties                   99.5            50.0             49.5

INVESTMENTS AND OTHER ASSETS
     Santa Elina Mines                                           152.4           107.4             45.0
     Share investments and other (1)                              33.7            25.4             16.0
                                                          ------------    ------------    -------------
              Subtotal - Investments and other assets            186.1           132.8             61.0

                                                          $      701.7    $      309.8    $       399.6
                                                          ------------    ------------    -------------


(1) See details attached in Table II.

                                                     TABLE II
                                            SHARE INVESTMENTS AND OTHER


                                                                     COST                                     NET BOOK
                   MILLIONS OF U.S. DOLLARS                         BASIS               PROVISION             VALUE (1)
-------------------------------------------------------------- ----------------  --  ---------------  ---  ---------------

CARRYING VALUE AT SEPT. 30, 1997:

Common share investments:
     TVI Pacific                                                $            12.6     $           10.2     $             2.4
     Minefinders (2)                                                          5.1                  -                     5.1
     Ashanti Goldfields                                                       4.4                  1.5                   2.9
     Canarc Resource                                                          4.3                  2.8                   1.5
     Rift Resources                                                           1.4                  1.1                   0.3
     Kit Resources                                                            1.1                  -                     1.1
     Sutton Resources                                                         0.3                  -                     0.3
     Mar-West Resources                                                       0.2                  -                     0.2
                                                               ------------------    -----------------     -----------------
                                                                             29.4                 15.6                  13.8

Other (3)                                                                     4.3                  9.8                   2.2
                                                               ------------------    -----------------     -----------------


                                                               $             33.7    $            25.4     $            16.0
                                                               ------------------    -----------------     -----------------




(1) Net book value is the lower of market value on Sept. 30 or the company's cost basis.

(2) Excludes an additional 1.25 million common shares of Minefinders with a market value of $3.5 million that Echo Bay received on Oct. 3.

(3) Provision includes $2.1 million to write down miscellaneous assets, principally leasehold improvements related to office downsizings and closures, and a $7.7 million accrual for estimated legal and restructuring expenses.

Exhibit 99.2 - Press Release dated November 4, 1997

ECHO BAY MINES                                             Contact:  Robbin Lee
6400 S. Fiddlers Green Circle                                      303 714-8829
Suite 1000
Englewood, CO 80111-4957

www.echobay.com

FOR IMMEDIATE RELEASE

                     ECHO BAY REPORTS THIRD QUARTER RESULTS

Tuesday, Nov. 4, 1997 - Echo Bay Mines Ltd. (Amex and TSE: ECO) today reported a net loss of $17.7 million ($0.14 per share) in the third quarter of 1997 before a special one-time restructuring provision of $309.8 million ($2.22 per share). The restructuring charge brought the total quarterly loss to $327.5 million ($2.36 per share).

         A year ago, Echo Bay had a third quarter net loss of $42.4 million ($0.31 per share), including a provision of $30.0 million ($0.22 per share) for waste rock stabilization at the McCoy/Cove mine in Nevada.

         The restructuring provision is a non-cash charge. It reduces the cost basis of the company's assets on the consolidated balance sheet. It also reduces the company's future gold production costs by an estimated $20-30 per ounce of gold produced over the lives of the mines, as it reduces deferred mining costs and future depreciation and amortization amounts. There is no tax effect; the amount is the same pre-tax and after-tax.

         The restructuring provision resulted from a previously reported comprehensive review of the carrying values of the company's assets, including four producing gold mines and a portfolio of exploration properties, development projects and other assets, in light of current market conditions. As reported, Echo Bay initiated the asset value review in the second quarter of this year. (For details of the restructuring provision, see separate news release issued today.)

         Echo Bay's gold production fell and silver production rose in the third quarter, as expected, principally reflecting the planned processing of carbonaceous ores leaner in gold but richer in silver at the McCoy/Cove mine. Company-wide quarterly gold production totaled 177,502 ounces this year, down 19% from 218,043 ounces last year, as planned. For the first nine months, gold production topped 550,000 ounces, in line with the company's full-year production target of 700-725,000 ounces. Silver production rose 56% to 3,271,677 ounces from 2,092,987 ounces a year ago, bringing silver production for the first nine months to 7.6 million ounces - easily achieving in the first nine months the company's full-year 1997 production target of seven million ounces.

         Cash operating costs rose 3% to $251 per ounce of gold produced in the quarter, principally reflecting the lower gold grades processed at the McCoy/Cove mine.

         Quarterly results also reflect lower gold prices this year than a year ago. The average price realized by Echo Bay fell by $10 per ounce of gold sold in the quarter, to $380 per ounce this year from $390 a year ago. Echo Bay's $380 realized price was $56 better than the $324 average spot price per ounce of gold on world markets during the quarter, a result of the company's hedging programs. Third quarter revenue includes gains of $7.6 million from closing out the company's gold and silver forward sales positions earlier in the year. Gains from such transactions are recognized in revenue in the periods in which the hedged gold and silver had been scheduled for delivery.

EXPLORATION ACTIVITIES REFOCUSED

         Echo Bay has refocused its search for new gold reserves and production. The company's exploration program now is concentrated on those projects believed to represent the most promising near-term prospects in its portfolio, principally those located in the Americas where the company already has extensive gold mining infrastructure. Particular emphasis is placed on those prospects located near the company's four producing gold mines and two planned new mines, located in Canada, the United States and Mexico, where extensive processing facilities already exist or are planned.

         To further this strategy, in the third quarter Echo Bay sold back its right to buy a future 60% interest in a longer-term gold exploration project - Dolores in Mexico - to Minefinders Corporation Ltd. (VSE: MFL) in exchange for C$4.0 million in cash and 1.25 million common shares of Minefinders. The transaction increased Echo Bay's ownership of Minefinders to 25% of the common shares outstanding and repaid Echo Bay for all of its direct exploration expenses at Dolores. In return, Echo Bay gave up its future right to acquire a 60% interest in the Dolores project, which would have required Echo Bay to fund all exploration and development costs on the property through completion of a bankable feasibility study within two years and then to pay Minefinders a minimum of US$12 million in cash to purchase 60% of the proven and probable gold-equivalent ounces as defined in the feasibility study at US$20 per ounce.

         During the third quarter, Echo Bay charged $11.2 million of exploration expenses against current earnings and capitalized another $14.4 million to advance its development programs, down from $17.1 million and $19.0 million respectively in the third quarter of last year.

         The company funded work on a number of promising projects in the Americas in the third quarter. Among them are three early- to intermediate-stage exploration projects in Nevada with encouraging results to date and excellent upside potential - Ratto Canyon, Bald Peak and Jessup. Ratto Canyon is located six miles south of the Ruby Hill property of Homestake Mining Company (NYSE:
HM). In Chile, Echo Bay owns 100% of the Etreus project, located near the border of Argentina, where surface samples have exceeded 0.5 ounce per ton of gold and drilling began early in October.

ROUND MOUNTAIN MINE:  NEW MINING PLAN IMPROVES PROFITABILITY AND CASH FLOWS

         The 50%-owned Round Mountain mine in Nevada was Echo Bay's largest and lowest-cost gold producer in the third quarter. Echo Bay's share of gold production rose to 62,803 ounces from 59,415 ounces a year ago. Cash operating costs were reduced to $212 from $228 per ounce of gold produced.

         During the quarter, Round Mountain approved a new mining plan that increases cash flow and profitability and reduces cash operating costs. The new, optimized open pit design eliminates the mining of more than 250 million tons of waste rock and low-grade, high-cost material over the life of the mine, reducing the up-front waste stripping by approximately 40% and enhancing the economics significantly. Reduced waste stripping brings more ounces into production earlier and decreases cash operating costs, future capital requirements for equipment replacement, and ultimate reclamation costs.

         The net result is an increase of 30-40% in cash flow over the life of the mine and a near-doubling of the net present value of the project.

         Reflecting the new mining plan, Round Mountain has increased its full-year 1997 production target to 440-460,000 ounces of gold (Echo Bay's 50% share, 220-230,000 ounces) from its earlier goal of 380-400,000 ounces.

         The optimized open pit design will reduce the mine's current ore reserves by approximately 1.2 million ounces of gold (Echo Bay's 50% share, 600,000 ounces). This revision will result in mining being completed in 10 years, with ore processing continuing from stockpiles for another five years, compared with the previous plan of 14 years of mining plus seven years of stockpile processing. However, this life-of-mine plan is based on no more gold being discovered at Round Mountain (which is unlikely - given the growth in reserves seen at the site over the last 12 years).

         In July, Round Mountain produced its four millionth ounce of gold since Echo Bay became the operator. The mine had less than half that much gold in reserves - only 1.8 million ounces - when Echo Bay acquired its interest in 1985. With reserves of 9.1 million ounces at year-end 1996, Round Mountain has twice as much gold remaining in the ground as the total amount mined in the past 12 years.

         In September, the new mill at Round Mountain achieved full production. The mine stockpiled more than three million tons of nonoxidized material over the last two years to supplement millfeed ore mined in future quarters. Mill recoveries are currently averaging approximately 85% of the contained gold, roughly double the recovery rates that could be achieved by heap leaching these nonoxidized ores. As the open pit is gradually deepened at Round Mountain, mill production from increasing tonnages of deeper, nonoxide ores is expected to offset a reduction in heap leach production from decreasing quantities of shallower oxide tonnages mined.

         Round Mountain is also expanding its exploration efforts. An in-fill drilling program will focus on upgrading material within the pit to proven and probable reserves from its current categorization as other mineralization. In addition, a program of exploration drilling is being directed at a deep target to the northwest, thought to be one of the deposit's feeder structures, the North Feeder zone. This zone, if economic, is believed to have good potential for ore reserve additions in the future. Finally, several additional exploration targets have been identified on the Round Mountain claim block, only a small portion of which has been adequately explored.

MCCOY/COVE MINE: LOWER-GRADE, CARBONACEOUS ORES

         At McCoy/Cove in Nevada, gold production fell and silver production rose, as expected, reflecting the planned processing of carbonaceous ores leaner in gold but richer in silver. Carbonaceous ore types are processed in a more complex milling circuit and have lower gold recovery rates. McCoy/Cove produced 39,073 ounces of gold during the quarter as a result, down 54% from 85,754 ounces in 1996. However, silver grades in carbonaceous material were significantly higher in the third quarter than a year ago, and silver production rose 56% to 3,271,677 ounces from 2,092,987 ounces a year ago.

         The area of the open pit being mined in the fourth quarter of 1997 contains less carbonaceous material. However, based on the results of mining and milling this material during the third quarter, McCoy/Cove now expects to produce a total of about 10% less gold and 30% more silver in 1997 than it had originally targeted at the beginning of the year. The mine's full-year 1997 production goal is 190-200,000 ounces of gold, down from a target of 210-220,000 ounces earlier, and 9-10 million ounces of silver, up from seven million ounces targeted originally.

         Cash operating costs were $270 per ounce of gold produced in the third quarter, up 13% from $239 a year ago but down 15% from $317 in the second quarter of this year. Cost reduction programs resulted in savings of $2.9 million in the third quarter compared with a year ago. Significant cost savings components include a reduction in the number of employees, lower mill reagent consumption, and reductions in a number of services and supplies.

         Additional mineralization has been discovered just outside the planned ultimate perimeter of the Cove open pit. This mineralization has the potential of adding to production and extending mine life at McCoy/Cove. Drill-indicated thicknesses of 75+ feet grading 0.07-0.09 ounce/ton of gold and 1.5-5.8 ounce/ton of silver have encouraged the company to budget $800,000 to drill out this area on a grid of closely spaced holes sufficient to determine by year-end 1997 whether or not this material can be classified as ore reserves. A drilling program totaling 55 holes is currently being completed, with mineralization found in most of the holes assayed to date. The extension of the deposit remains open to the south.

         During the third quarter, the McCoy/Cove team was awarded the 1996 Sentinels of Safety Award for operating the safest large open pit mine in the United States. Presented annually since 1925, this award is mining's most prestigious safety award. To qualify, a mine must have at least 30,000 injury-free hours of work. The McCoy/Cove team far exceeded that requirement, having worked more than 800,000 employee-hours without a single lost-time injury.

LUPIN MINE: NEW MINING METHOD MAKES DEEPER LEVELS ECONOMIC

         The Lupin mine in the Northwest Territories produced 42,072 ounces of gold in the third quarter of 1997, compared with 41,295 ounces a year earlier. Cash operating costs were reduced to $296 per ounce of gold produced from $310 a year ago.

         Quarterly results are in line with Lupin's targeted 1997 production of 160-170,000 ounces of gold.

         Lupin has introduced new mining and blasting methods at depth, including mechanized cut-and-fill in addition to long-hole open stoping in some of the deepest levels of the mine. These changes have proved highly successful in reducing waste rock dilution, improving millhead ore grade and controlling costs. Reflecting this success, a revision of the mining plan is currently being finalized. The new mining plan will include the addition in late 1998 of a new winze (an internal shaft and hoist between underground levels of the mine) to further improve cost-effectiveness of mining at depth in future periods.

         These improvements, in conjunction with other cost savings being put in place at the site, indicate that mining can continue economically below the 1480-meter level into mineralization previously identified but considered uneconomic. It is now believed that this deeper mineralization can extend Lupin's life by 2-3 additional years at current production rates. The necessary work is under way to upgrade as much of this mineralization as possible by year-end

1998 (not 1997) to proven and probable reserves from its current category of other mineralization.

         Because deeper levels now are economic to mine at Lupin, there is no immediate requirement to develop the satellite Ulu deposit, located about 100 miles away, as a source of supplemental feed for the Lupin mill. Development of this deposit has accordingly been deferred.

         In addition, a previously unknown area of mineralization has been discovered at Lupin. Named the McPherson Zone after the underground mining shift supervisor who was instrumental in its discovery, this mineralization was initially identified at a depth of 1105 meters (3525 feet). About 2,000 ounces of gold have already been mined from the McPherson Zone at that level, which is located about 90 meters (300 feet) east of the West Zone and 135 meters (440 feet) from the main shaft. The mineralization is currently being explored in several directions to better determine its extent.

KETTLE RIVER MINE: MORE TONS PROCESSED; GOLD PRODUCTION IS HIGHER

         The Kettle River mine in Washington State produced 33,554 ounces of gold in the third quarter, compared with 31,579 ounces a year ago. Kettle River processed significantly increased tonnages during the quarter, offsetting lower ore grades processed. The mill operated seven days a week in the third quarter of this year, up from five days a week in 1996. Seven-day workweeks are scheduled to continue. Kettle River expects to meet its full-year production target of 130-140,000 ounces of gold.

         Kettle River mines a series of deposits to feed a central mill. The fifth and sixth deposits, Lamefoot and K-2, are now in concurrent production at a ratio of about 3:1. As expected, cash operating costs rose to $218 per ounce of gold produced in the quarter from $201 a year ago, reflecting the higher mining costs and lower grades of the K-2 deposit, along with the increased number of tons mined and milled.

         Exploration is under way on both the northern extension of the Lamefoot deposit and a new target identified as Zone 7. In addition, K-2 remains open both to the north and to the south. Stepped-up exploration programs are now planned in each of these areas. Early positive results indicate that the potential is excellent to add minable ounces and additional years of life to Kettle River in 1998 and beyond.

AQUARIUS AND PAREDONES AMARILLOS MINES DEFERRED UNTIL GOLD PRICE IMPROVES

         During the third quarter, the company announced its decision to defer final construction decisions on two planned gold mines, Aquarius in Canada and Paredones Amarillos in Mexico, until the gold price improves from current 12-year lows.

         Deferral of final construction decisions beyond 1997 reduces the company's 1997 capital expenditure requirements to a total of not more than $49 million from the originally planned $114 million for the two new mines.

         At the 100%-owned Aquarius gold mine in the Timmins gold district of Ontario, Echo Bay's 1997 capital expenditure requirements are reduced to $39 million from the originally planned $70 million. Of that, $26.4 million was spent through Sept. 30. The remaining amount to be spent during 1997 will be devoted primarily to completion of the frozen underground barrier system. The barrier system is being constructed to block groundwater from flowing into the proposed pit. The underground frozen earth barrier can be maintained indefinitely at a nominal cost. Underground freezing is a proven, cost-effective technology that has been used in tunneling and shaft boring for over 100 years.

         At 60%-owned Paredones Amarillos, Echo Bay's share of 1997 capital expenditures will not exceed $10 million, down from $44 million planned originally. Of this, $5.5 million was spent through Sept. 30. The remaining amount to be spent during 1997 will be devoted to detailed engineering work, permitting activities, water development and other work required to maintain the integrity of the project and enable development to proceed quickly and smoothly to construction at such time as a final construction decision is made.

         Echo Bay and its 40% joint venture partner at Paredones Amarillos, Viceroy Resource Corporation (TSE: VOY), estimate that less than $2 million will be added to the total cost of the project by deferring the final construction decision until early 1998. This amount is more than offset by a $15 million reduction in capital costs that has been achieved by re-engineering the mill process flowsheet, including elimination of the cyanide regeneration circuit; purchasing used equipment; rede-signing the site layout; and optimizing a number of other aspects of the project.

         Echo Bay is a major gold producer with mines in Canada and the United States. The primary markets for its shares are the American and Toronto stock exchanges. Its shares are also listed on stock exchanges in Switzerland, France, Germany and Belgium.

                                    # # # # #

Statistical Tables Attached

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements herein that are not historical facts are forward-looking statements. They involve risks and uncertainties that could cause actual results to differ materially from targeted results. These risks and uncertainties include but are not limited to future changes in gold prices, which could render projects uneconomic; differences in ore grades, recovery rates, and tons mined from those expected; changes in mining and milling rates from currently planned rates; the results of future exploration activities and new exploration opportunities; conclusions of feasibility studies now under way; changes in project parameters as plans continue to be refined; and other factors detailed in the company's filings with the Securities and Exchange Commission.

                                 ECHO BAY MINES
                                   HIGHLIGHTS



                                                            THREE MONTHS                             NINE MONTHS
                                                           ENDED SEPT. 30                           ENDED SEPT. 30
U.S. DOLLARS                                           1997              1996                 1997                 1996
-----------------------------------------------------------------------------------------------------------------------------

FINANCIAL DATA
Revenue (millions)                                $         74.5     $        94.9       $         224.1      $         257.8
Net loss (millions):
     Before special restructuring provision       $       (17.7)     $      (42.4)       $        (55.2)      $        (73.2)
     After special restructuring provision        $      (327.5)     $      (42.4)       $       (365.0)      $        (73.2)
------------------------------------------------  --------------     -------------       ---------------      ---------------
Gold ounces sold (1)                                     156,862           217,686               515,098              589,759
Silver ounces sold (1)                                 2,893,077         1,889,247             6,752,249            4,744,444
------------------------------------------------  --------------     -------------       ---------------      ---------------
Average price realized:
     Per ounce of gold sold                       $          380     $         390       $           366      $           393
     Per ounce of silver sold                     $         5.11     $        5.29       $          5.24      $          5.53
Cash operating costs:
     Per ounce of gold produced                   $          251     $         243       $           256      $           247
     Per ounce of silver produced                 $         3.77     $        3.14       $          4.06      $          3.54
------------------------------------------------  --------------     -------------       ---------------      ---------------
% of revenue from gold                                       80%               89%                   84%                  90%
% of revenue from silver                                     20%               11%                   16%                  10%
------------------------------------------------  --------------     -------------       ---------------      ---------------

PRODUCTION AND RESERVES
Production (ounces): (1)
     Gold                                                177,502           218,043               551,227              584,890
     Silver                                            3,271,677         2,092,987             7,642,678            4,917,206
Reserves (ounces): (2)
     Gold                                                                                      8,573,000           10,983,000
     Silver                                                                                   53,858,000           62,913,000

PER SHARE DATA
Net loss
     Before special restructuring provision       $       (0.14)     $      (0.31)       $        (0.43)      $        (0.55)
     After special restructuring provision        $       (2.36)     $      (0.31)       $        (2.65)      $        (0.55)
Shares outstanding (millions):
     Weighted average                                      139.4             137.6                 139.4                132.8
     Period end                                            139.4             139.4                 139.4                139.4
------------------------------------------------  --------------     -------------       ---------------      ---------------

(1)  Amounts sold differ from amounts produced due to inventory changes.

(2)  Proven and probable reserves at the beginning of the year.

                                 ECHO BAY MINES
                              PRODUCTION AND COSTS


                                                                        THREE MONTHS                       NINE MONTHS
                                                                       ENDED SEPT. 30                    ENDED SEPT. 30
                                                                   1997              1996             1997             1996
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------

GOLD PRODUCTION (OUNCES)
McCoy/Cove                                                             39,073            85,754          143,900          204,218
Round Mountain (50%)                                                   62,803            59,415          183,912          156,748
Lupin                                                                  42,072            41,295          121,278          129,853
Kettle River                                                           33,554            31,579          102,137           94,071
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------
Total gold                                                            177,502           218,043          551,227          584,890
============================================================  ===============  ================ ================ ================

SILVER PRODUCTION (OUNCES)
McCoy/Cove                                                          3,271,677         2,092,987        7,642,678        4,917,206
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------
Total silver                                                        3,271,677         2,092,987        7,642,678        4,917,206
============================================================  ===============  ================ ================ ================

CASH OPERATING COSTS (U.S. DOLLARS PER
  OUNCE OF GOLD PRODUCED)
McCoy/Cove (1)                                                $           270  $            239 $            291 $            263
Round Mountain                                                            212               228              205              215
Lupin                                                                     296               310              294              287
Kettle River                                                              218               201              217              196
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------
Company average                                               $           251  $            243 $            256 $            247
============================================================  ===============  ================ ================ ================

CONSOLIDATED COSTS (U.S. DOLLARS PER OUNCE OF GOLD
  PRODUCED)
Cash operating costs                                          $           251  $            243 $            256 $            247
Royalties                                                                  11                12               10               11
Production taxes                                                            2                 1                2                3
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------
Total cash costs                                                          264               256              268              261
Depreciation                                                               57                58               61               65
Amortization                                                               34                34               34               33
Reclamation and mine closure                                               10                 8               10                7
------------------------------------------------------------  ---------------  ---------------- ---------------- ----------------
Total production costs                                        $           365  $            356 $            373 $            366
============================================================  ===============  ================ ================ ================

(1) In 1997, cash operating costs per ounce of silver produced at McCoy/Cove were $3.77 and $4.06 for the three-month and nine-month periods respectively, based on average gold-to-silver price ratios of 71.7:1 and 71.6:1 respectively. In 1996, cash operating costs per ounce of silver produced at McCoy/Cove were $3.14 and $3.54 for the three-month and nine-month periods respectively, based on average respective price ratios of 76.0:1 and 74.2:1.

                                 ECHO BAY MINES
                         CONSOLIDATED EARNINGS STATEMENT
                                   (UNAUDITED)


THOUSANDS OF U.S. DOLLARS,                                THREE MONTHS                           NINE MONTHS
EXCEPT FOR PER SHARE DATA                                ENDED SEPT. 30                        ENDED SEPT. 30
                                                     1997               1996               1997              1996
--------------------------------------------- ------------------ ------------------  ----------------- -----------------

Revenue                                       $           74,450 $           94,936  $         224,103 $         257,772
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
Expenses:
     Operating costs                                      50,242             57,940            158,005           160,464
     Royalties                                             2,335              3,021              6,653             7,253
     Production taxes                                        491                253              1,153             1,749
     Depreciation and amortization                        20,228             21,964             61,549            63,980
     Reclamation and mine closure                          2,226              1,985              6,599             4,568
     General and administrative                            1,955              2,850              8,943             9,732
     Exploration and development                          11,145             17,107             27,575            49,128
     Interest and other                                    3,039              2,105              7,080             3,249
     Provision for McCoy/Cove pit wall
         stabilization                                         -             30,000                  -            30,000
     Provision for impaired assets and
         restructuring costs                             309,800                  -            309,800                 -
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
                                                         401,461            137,225            587,357           330,123
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
Loss before income taxes                                (327,011)           (42,289)          (363,254)          (72,351)
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
Income tax expense (recovery):
     Current                                                 (68)               126                307               767
     Deferred                                                582                  -              1,457                56
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
                                                             514                126              1,764               823
--------------------------------------------- ------------------ ------------------  ----------------- -----------------
Net loss                                      $         (327,525)$          (42,415) $        (365,018)$         (73,174)
Loss per share (1)                            $            (2.36)$            (0.31) $           (2.65)$           (0.55)
Weighted average number of shares                    139,370,031        137,603,507        139,365,715       132,794,837
     outstanding
============================================= ================== ==================  ================= =================

Certain prior-year items have been reclassified to conform with the current presentation.

(1) Echo Bay's financial statements are prepared in accordance with accounting principles generally accepted in Canada. Loss per share equals the sum of the net loss for the period plus the interest on the $100 million capital securities in the period (an amount which is charged directly to the deficit in common shareholders' equity on the company's consolidated balance sheet, rather than being charged against revenue on the consolidated earnings statement) divided by the weighted average number of common shares outstanding during the period. The capital securities were issued in March 1997; interest on these securities that was charged to the deficit was $1,492,000 and $4,131,000 for the three months and nine months ended Sept. 30, 1997 respectively.

                                 ECHO BAY MINES
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                    SEPT. 30       DEC. 31        SEPT. 30
Thousands of U.S. dollars                                             1997          1996            1996
----------------------------------------------------------------------------------------------------------

Assets
Current assets:
     Cash and cash equivalents                                 $       5,910 $      103,196 $     145,039
     Short-term investments                                           13,828              -             -
     Interest and accounts receivable                                 18,293          9,739        13,213
     Inventories                                                      48,734         33,941        41,007
     Prepaid expenses and other assets                                 5,070          6,573         7,079
-------------------------------------------------------------- ------------- -------------- -------------
                                                                      91,835        153,449       206,338
Plant and equipment                                                  241,791        233,984       250,620
Mining properties                                                    139,605        405,011       441,385
Long-term investments and other assets                                 9,717         39,701        41,741
-------------------------------------------------------------- ------------- -------------- -------------
                                                               $     482,948 $      832,145 $     940,084
============================================================== ============= ============== =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                  $      81,319 $       72,421 $      54,867
     Income and mining taxes payable                                   3,441          3,651         4,228
         Current portion of gold and other financings(1)              15,182        129,445       136,985
         Current portion of deferred income                           16,041            876        15,576
-------------------------------------------------------------- ------------- -------------- -------------
                                                                     115,983        206,393       211,656

     Long-term gold and other financings (1)                          41,938         53,478        46,580
     Long-term deferred income                                        45,112          1,581        11,561
     Other long-term obligations                                      55,500         69,992        60,382
     Deferred income taxes                                             9,993          8,392         8,166

     Common shareholders' equity:
         Common shares                                               709,593        709,534       709,510
         Capital securities                                           95,974              -             -
         Deficit                                                    (574,247)      (201,931)      (93,178)
         Foreign currency translation                                (16,898)       (15,294)      (14,593)
-------------------------------------------------------------- ------------- -------------- -------------
                                                                     214,422        492,309       601,739
-------------------------------------------------------------- ------------- -------------- -------------
                                                               $     482,948 $      832,145 $     940,084
============================================================== ============= ============== =============

     (1) Total gold and other financings were $57.1 million at Sept. 30, 1997 (including current portion of $15.2 million), down $126.5 million from $183.6 million at Sept. 30, 1996 (including current portion of $137.0 million).

                                 ECHO BAY MINES
                       CONSOLIDATED STATEMENT OF CASH FLOW
                                   (UNAUDITED)

                                                               THREE MONTHS                        NINE MONTHS
                                                              ENDED SEPT. 30                      ENDED SEPT. 30
     Thousands of U.S. dollars                            1997              1996              1997              1996
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------

     CASH PROVIDED BY (USED IN):
     OPERATING ACTIVITIES
     Net loss                                         $   (327,525)      $   (42,415)     $    (365,018)     $   (73,174)
     Add items not affecting working capital:
         Depreciation and amortization                      20,228            21,964             61,549           63,980
         Non-cash portion of exploration
          and development expense                              144             1,279                436            3,837
         Deferred income taxes                                 582                 -              1,457               56
         Equity in loss of affiliate                             -             1,078                  -            2,632
         Gain on sale of assets                             (1,408)              (65)            (1,113)          (2,383)
         Provision for McCoy/Cove pit wall
          stabilization                                          -            30,000                  -           30,000
         Provision for impaired assets and
              restructuring costs                          309,800                 -            309,800                -
         Other                                              (7,445)              796            (11,781)           1,878
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
                                                            (5,624)           12,637             (4,670)          26,826
     Change in cash invested in operating assets
       and liabilities:
         Interest and accounts receivable                   (9,890)            4,880             (9,856)           1,612
         Inventories                                        (2,115)            1,664            (12,107)          (5,096)
         Prepaid expenses and other assets                    (773)           (1,052)             2,266             (968)
         Accounts payable and other liabilities              4,350            (5,682)            (4,367)          (7,784)
         Income and mining taxes payable                      (276)              (57)              (210)             646
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
                                                           (14,328)           12,390            (28,944)          15,236
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
     FINANCING ACTIVITIES
     Currency borrowings                                         -            34,714                  -           34,714
     Debt repayments                                        (4,706)           (3,958)          (127,585)          (8,885)
     Capital securities issued, net of issuance costs            -                 -             96,700                -
     Common share dividends                                      -                 -                  -           (4,895)
     Common shares issued on acquisition of Santa
       Elina, net of issuance costs                              -            85,801                  -           85,801
     Common share issues, net of issuance costs                  -                 -                 60            4,745
     Other                                                  (2,174)                -               (185)               -
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
                                                            (6,880)          116,557            (31,010)         111,480
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
     INVESTING ACTIVITIES
     Mining properties, plant and equipment                (41,581)          (26,724)           (91,546)         (75,483)
     Proceeds on repurchase of the company's:
         Gold and silver forward sales                           -                 -             54,963                -
         Gold swap                                               -                 -              8,107                -
         Foreign exchange contracts                              -                 -              5,995                -
     Cost of Santa Elina acquisition                             -           (91,069)                 -          (91,069)
     Long-term investments and other assets                 (6,749)             (599)           (23,266)          (7,317)
     Proceeds on sale of long-term investments               7,894                 -              7,894            5,550
     Other                                                     416               210                521              799
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
                                                           (40,020)         (118,182)           (37,332)        (167,520)
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
     Net increase (decrease) in cash and cash
       equivalents                                         (61,228)           10,765            (97,286)         (40,804)
     Cash and cash equivalents, beginning of
       period                                               67,138           134,274            103,196          185,843
-----------------------------------------------  -----------------  ---------------- ------------------ ----------------
     Cash and cash equivalents, end of period         $      5,910       $   145,039      $       5,910      $   145,039
===============================================  =================  ================ ================== ================


                                 ECHO BAY MINES
                               MINE OPERATING DATA

                                                                 THREE MONTHS                         NINE MONTHS
                                                                 ENDED SEPT. 30                      ENDED SEPT. 30
     U.S. dollars, except where indicated                    1997             1996              1997              1996
----------------------------------------------------------------------------------------------------------------------

     MCCOY/COVE MINE (100% OWNED)
       Gold produced (ounces):
         Milled                                            25,564           66,256           105,706           155,397
         Heap leached                                      13,509           19,498            38,194            48,821
                                                 ---------------- ---------------- ----------------- -----------------
              Total gold                                   39,073           85,754           143,900           204,218
     Silver produced (ounces):
         Milled                                         3,174,066        1,965,862         7,353,652         4,533,767
         Heap leached                                      97,611          127,125           289,026           383,439
                                                 ---------------- ---------------- ----------------- -----------------
              Total silver                              3,271,677        2,092,987         7,642,678         4,917,206
     Ore and waste mined (tons)                        12,218,778       16,105,592        42,704,703        48,817,998
     Mining cost/ton of ore and waste                       $0.79            $0.70             $0.73             $0.70
     Milling cost/ton of ore                                $9.08            $9.60             $9.01             $9.76
     Heap leaching cost/ton of ore                          $1.69            $1.35             $1.67             $1.64
     Production cost per ounce of gold produced: (1)
         Direct mining expense                        $       275      $       238      $        298      $        291
         Deferred stripping cost                              (2)                6              (12)              (20)
         Inventory movements and other                        (3)              (5)                 5               (8)
                                                 ---------------- ---------------- ----------------- -----------------
              Cash operating cost                             270              239               291               263
         Royalties                                              3                5                 3                 5
         Production taxes                                       -                -                 1                 3
                                                 ---------------- ---------------- ----------------- -----------------
              Total cash cost                                 273              244               295               271
         Depreciation                                          67               58                72                72
         Amortization                                          45               46                45                46
         Reclamation and mine closure                          10               10                10                 8
                                                 ---------------- ---------------- ----------------- -----------------
              Total production cost                   $       395      $       358      $        422      $        397
                                                 ================ ================ ================= =================
     Average gold-to-silver price ratio (1)                71.7:1           76.0:1            71.6:1            74.2:1
     Milled:
         Ore processed (tons/day)                           8,332           10,008             9,324             8,756
         Gold grade (ounce/ton)                             0.065            0.080             0.063             0.097
         Silver grade (ounce/ton)                            6.74             3.30              4.23              3.41
         Gold recovery rate (%)                              59.9             80.4              67.1              80.9
         Silver recovery rate (%)                            71.0             73.7              70.9              73.5
     Heap leached:
         Ore processed (tons/day)                          17,567           22,393            18,576            16,570
         Gold grade (ounce/ton)                             0.024            0.015             0.016             0.019
         Silver grade (ounce/ton)                            0.36             0.23              0.26              0.30
         Recovery rates (2)


                                                                 THREE MONTHS                         NINE MONTHS
                                                                ENDED SEPT. 30                      ENDED SEPT. 30
     U.S. dollars, except where indicated                    1997             1996              1997              1996
----------------------------------------------------------------------------------------------------------------------

     ROUND MOUNTAIN MINE (50% OWNED)
       Gold produced (ounces):
         Reusable heap leach pad (50%)                     33,591           32,251           104,655            90,643
         Dedicated heap leach pad (50%)                    26,573           24,681            76,618            61,365
         Other (50%)                                        2,639            2,483             2,639             4,740
                                                 ---------------- ---------------- ----------------- -----------------
              Total (50%)                                  62,803           59,415           183,912           156,748

  Ore and waste mined (tons) (100%)                    18,871,000       12,119,000         53,625,00        40,868,226
  Mining cost/ton of ore and waste                          $0.66            $0.79             $0.67             $0.71
  Heap leaching cost/ton of ore                             $0.64            $0.81             $0.63             $0.79

  Production cost per ounce of gold produced:
     Direct mining expense                         $          205   $          208   $           202   $           224
     Deferred stripping cost                                    6               15                 5                 -
     Inventory movements and other                              1                5               (2)               (9)
                                                 ---------------- ---------------- ----------------- -----------------
         Cash operating cost                                  212              228               205               215
     Royalties                                                 24               37                23                32
     Production taxes                                           7                3                 4                 4
                                                 ---------------- ---------------- ----------------- -----------------
         Total cash cost                                      243              268               232               251
     Depreciation                                              33               47                38                50
     Amortization                                              18               18                18                18
     Reclamation and mine closure                               7                5                 7                 5
                                                 ---------------- ---------------- ----------------- -----------------
         Total production cost                     $          301   $          338   $           295   $           324
                                                 ================ ================ ================= =================
  Reusable heap leach pad:
     Ore processed (tons/day) (100%)                       26,185           27,224            27,145            27,823
     Grade (ounce/ton)                                      0.032            0.032             0.035             0.036
     Recovery rate (%)                                       80.9             72.5              76.2              68.1
  Dedicated heap leach pad:
     Ore processed (tons/day) (100%)                      101,209          107,544           100,052            92,987
     Grade (ounce/ton)                                      0.010            0.010             0.010             0.011
     Recovery rate (2)

  LUPIN MINE (100% OWNED)
  Gold produced (ounces)                                   42,072           41,295           121,278           129,853
  Tons of ore mined and milled                            199,861          192,449           594,966           592,836
  Mining cost/ton of ore (Cdn dollars)                    C$50.82          C$47.76           C$46.75           C$42.90
  Milling cost/ton of ore (Cdn dollars)                   C$12.72          C$13.28           C$11.91           C$12.35
  Production cost per ounce of gold produced:
         Direct mining expense (Cdn dollars)                C$382            C$408             C$389             C$396
         Deferred mine development cost (Cdn
           dollars)                                            28               13                17               (5)
         Inventory movements and other (Cdn
           dollars)                                             -                3               (1)                 1

                                                 ---------------- ---------------- ----------------- -----------------
              Cash operating cost (Cdn dollars)             C$410            C$424             C$405             C$392
              Cash operating cost (U.S. dollars)           US$296           US$310            US$294            US$287
         Royalties                                              -                -                 -                 -
         Production taxes                                       -                -                 -                 -
                                                 ---------------- ---------------- ----------------- -----------------
              Total cash cost                                 296              310               294               287
         Depreciation                                          72               71                74                68
         Amortization                                          28               18                28                18
         Reclamation and mine closure                          14                8                14                 8
                                                 ---------------- ---------------- ----------------- -----------------
              Total production cost                        US$410           US$407            US$410            US$381
                                                 ================ ================ ================= =================


                                                                THREE MONTHS                         NINE MONTHS
                                                                ENDED SEPT. 30                      ENDED SEPT. 30
     U.S. dollars, except where indicated                    1997             1996              1997              1996
----------------------------------------------------------------------------------------------------------------------

        Milled:
         Ore processed (tons/day)                           2,196            2,115             2,179             2,172
         Total tons milled                                199,861          192,449           594,966           592,836
         Grade (ounce/ton)                                  0.226            0.231             0.221             0.237
         Recovery rate (%)                                   93.0             92.9              92.4              92.5

        KETTLE RIVER MINE (100% OWNED)
        Gold produced (ounces)                             33,554           31,579           102,137            94,071
        Tons of ore mined and milled                      185,137          148,406           581,446           430,256
        Mining cost/ton of ore                             $20.95           $19.24             $21.3            $21.25
        Milling cost/ton of ore                            $11.18           $12.93             $10.5            $12.48

        Production cost per ounce of gold produced:
         Direct mining expense                           $    229         $    194         $     221         $     192
         Deferred mine development cost                         -                -                 -                 -
         Inventory movements and other                       (11)                7               (4)                 4
                                                 ---------------- ---------------- ----------------- -----------------
              Cash operating cost                             218              201               217               196
         Royalties                                             17                8                15                 9
         Production taxes                                       2                2                 2                 2
                                                 ---------------- ---------------- ----------------- -----------------
              Total cash cost                                 237              211               234               207
         Depreciation                                          60               58                58                59
         Amortization                                          45               45                45                45
         Reclamation and mine closure                          12                8                12                 8
                                                 ---------------- ---------------- ----------------- -----------------
              Total production cost                      $    354         $    322         $     349         $     319
                                                 ================ ================ ================= =================
        Milled:
         Ore processed (tons/day)                           2,034            1,631             2,130             1,576
         Total tons milled                                185,137          148,406           581,446           430,256
         Grade (ounce/ton)                                  0.216            0.244             0.217             0.253
         Recovery rate (%)                                   83.8             87.1              86.1              86.3
----------------------------------------------------------------- ---------------- ----------------- -----------------

(1) To convert costs per ounce of gold into comparable costs per ounce of co-product silver, divide by the period's average gold-to-silver price ratio.

(2) Recovery rates on dedicated pads can only be estimated, as actual recoveries will not be known until leaching is complete. At the McCoy/Cove mine, the gold recovery rate is estimated at 68% for crushed ore and 48% for uncrushed, run-of-mine ore, and the silver recovery rate is estimated at 30% for crushed ore and 10% for uncrushed, run-of-mine ore. At the Round Mountain mine, the gold recovery rate on the dedicated heap leach pad is estimated at 50%.



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